Exhibit 10.31

Employment Agreement by and between Robert H. Youngjohns and Callidus Software Inc., dated April 26, 2005.

EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT (“Agreement”) dated as of April 26, 2005, by and among Callidus Software Inc., a Delaware corporation (the “Company”), and Robert H. Youngjohns (“Executive”).

     WHEREAS, Executive and the Company desire that Executive’s employment with the Company commence on the terms and conditions set forth below;

     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
Position; Term Of Agreement

     Section 1.01. Position. (a) Commencing on May 31, 2005 (the “Effective Date”), Executive shall serve as President and Chief Executive Officer of the Company, reporting to the Company’s Board of Directors (the “Board”). Executive shall have such duties and authority, consistent with such position, as shall be determined from time to time by the Company and as provided by the Company’s certificate of incorporation and by-laws.

     (b) During his employment with the Company, Executive will devote substantially all of his business time to the performance of his duties under this Agreement and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Company’s Board of Directors (the “Board”); provided that the foregoing shall not prohibit the following activities, so long as such activities do not unreasonably interfere with Executive’s performance of his duties to the Company hereunder: (i) Executive’s continued service on the board of directors of netForensics; (ii) service on at least one other board of directors with the consent of the Board, which shall not be unreasonably withheld; or (iii) participation in civic activities.

     (c) The Company shall, during the period of Executive’s employment as Chief Executive Officer, recommend to the Company’s Nominating and Governance Committee that Executive be nominated for election as a member of the Board at no additional compensation. Upon termination of Executive’s position for any reason, Executive shall resign from the Board.

     Section 1.02. Term. The period Executive is employed by the Company under this Agreement starting from the Effective Date is referred to herein as the “Employment Term”. Nothing contained in this Agreement shall interfere with the at-will employment status of Executive or with the Company’s or Executive’s right to terminate Executive’s employment with the Company at any time, with or without Cause, subject to payment of the benefits provided under Article 3 if applicable.

ARTICLE 2
Compensation And Benefits

     Section 2.01. Base Salary. During the Employment Term, the Company shall pay Executive an initial base salary (the “Base Salary”) at the annualized rate of $380,000, payable in accordance with the payroll and personnel practices of the Company from time to time. Executive’s Base Salary shall be reviewed at least annually by the Board or its Compensation Committee, with any adjustments made in the discretion of the Board or its Compensation Committee; provided that downward adjustments shall be made only as part of a proportional adjustment for all Company officers or with Executive’s consent.

     Section 2.02. Bonus. For each fiscal year during the Employment Term, Executive shall be eligible to receive an annual or semi-annual incentive bonus if the reasonable performance goals set by the Board or its Compensation Committee are met. The performance goals shall consist of Company performance goals determined on an annual or semi-annual basis upon completion by the Board (including Executive) of the Company’s annual business plan and may also consist of individual objectives. Executive’s initial annual target bonus shall be 100% of Executive’s Base Salary (the “Target Bonus”), with the amount of the actual annual bonus ranging between $0 and 200% of the Target Bonus, based on whether and to what extent the performance goals are met; provided that for fiscal 2005, Executive’s bonus shall be prorated to reflect the period of Executive’s service during 2005, with a minimum guaranteed bonus for 2005 of $175,000. The bonus earned for each fiscal year shall be payable within 60 days after the end of the fiscal year. Executive’s Target Bonus shall be subject to review for possible upward adjustments in the discretion of the Board or its Compensation Committee.

     Section 2.03. Equity Incentives.

     (a) Restricted Stock Grant. Executive shall be granted 28,000 shares of restricted stock, which shall become vested and nonforfeitable on the first anniversary of the Effective Date (the “Initial Restricted Stock”), subject to Executive’s continued employment with the Company through such date; provided that if Executive is terminated by the Company without Cause or resigns for Good Reason before the first anniversary of the Effective Date, a portion of the Initial Restricted Stock (determined by multiplying 28,000 by a fraction, the numerator of which shall be the number of full months served by Executive since the Effective Date and the denominator of which shall be 12) shall become vested and nonforfeitable.

     (b) Initial Option. Effective on the last day of the month in which the Effective Date occurs, Executive shall be granted a non-qualified option to purchase 1,000,000 shares of the Company’s common stock (the “Initial Option”). The Initial Option shall have an exercise price equal to the fair market value of the Company’s common stock on the grant date and shall vest over four years, with 25% vesting on the first anniversary of the Effective Date and monthly vesting thereafter for three years, subject to Executive’s continued employment with the Company through each such date. Except as set forth herein, the terms of the Initial Option shall be in accordance with the Company’s stock incentive plan.

     (c) Subsequent Equity Awards. Executive shall be eligible to be considered for one or more additional equity awards during the Employment Term, as the Board or its Compensation Committee may deem appropriate in its sole discretion.

     Section 2.04. Benefits. During the Employment Term, Executive shall be eligible for employee benefit programs (including fringe benefits, vacation and health, accident and disability insurance, and retirement plan participation) that provide no lesser benefits than those benefits made available generally to senior executives of the Company. Executive shall accrue at least 20 days of vacation per full calendar year.

     Section 2.05. Expenses. Executive shall be reimbursed for all reasonable business and travel expenses incurred by Executive in the performance of his duties hereunder, in accordance with the Company’s reimbursement policies in effect from time to time. In addition, the Company will reimburse Executive for reasonable and actual expenses related to Executive’s individual income tax preparation for both the United States and the United Kingdom for calendar years 2005 and 2006, in an amount not to exceed $10,000 per year.

     Section 2.06. Indemnification. Executive shall be entitled to indemnification from the Company in accordance with the Company’s by-laws with respect to his period of service with the Company to the extent permitted by applicable law, and the Company’s standard officer Indemnification Agreement, which shall be executed by Executive and the Company. In addition, Executive shall be entitled to full coverage under any Directors and Officers Liability Insurance Policy maintained by the Company for one or more officers of the Company or members of the Board.

ARTICLE 3
Termination of Employment

     Section 3.01. Benefits Upon Involuntary Termination or Resignation for Good Reason Prior to a Change in Control. If Executive’s employment is terminated by the Company without Cause (as defined below) or by Executive for Good Reason during the Employment Term and prior to a Change in Control (as defined below), Executive shall be entitled to the following benefits, subject to Executive signing and not revoking a release of claims in the form attached hereto as Exhibit A:

     (i) The Company shall pay Executive an amount equal to one year of his Base Salary and Target Bonus.

     (ii) If Executive elects to continue his medical coverage under COBRA, the Company shall pay for such coverage, at the same cost to Executive as before the termination of employment, until the end of the 12-month period after the date of termination of employment.

     (iii) The portion of any outstanding equity awards (including the Initial Option, but excluding the Initial Restricted Stock) held by Executive which would have become vested within the six-month period following the date of termination if Executive had continued employment shall become fully vested.

     Section 3.02. Benefits Upon Termination in Connection with a Change in Control.

     (a) If, during the Employment Term and within one year after a Change in Control, Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to the following benefits, subject to Executive signing and not revoking a release of claims in the form attached hereto as Exhibit A and Executive’s continued compliance with the covenant set forth in clause (b) below:

     (i) The Company shall pay Executive an amount equal to one year of his Base Salary and Target Bonus.

     (ii) If Executive elects to continue his medical coverage under COBRA, the Company shall pay for such coverage, at the same cost to Executive as before the termination of employment, until the end of the 12-month period after the date of termination of employment.

     (iii) 50% of the unvested portion of any outstanding equity awards (including the Initial Option and the Initial Restricted Stock) held by Executive shall become fully vested.

     (b) In his capacity as a selling stockholder of the Company upon a Change in Control, Executive’s continued receipt of the benefits under clause (a) shall be subject to Executive refraining from competing with the business of the Company (as it existed at the time of Executive’s termination of employment) for a period of 12 months after termination of his employment; provided that Executive shall not be considered to be competing if he is engaged in employment, consulting or other work relationships with an entity in which 90% or more of the gross revenues are derived from noncompetitive business activity so long as Executive’s duties are not primarily in the division of such entity that is engaged in the competitive business.

     (c) Within the first year of Executive’s employment, the Board or its Compensation Committee shall review the benefits under clause (a)(iii) above and whether, in its sole discretion, to increase such benefits.

     Section 3.03. Excise Taxes.

     (a) In the event it shall be determined that any compensation by or benefit from the Company to Executive or for Executive’s benefit, whether pursuant to the terms of this Agreement or otherwise (collectively, the “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar provision or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), an additional lump-sum payment (a “Gross-Up Payment”) in an amount determined by the Company’s outside auditors such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment, including any Excise Tax, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment; provided that (i) the amount of the Gross-Up Payment shall in no event exceed $700,000 and (ii) if the aggregate value of the Payment is less than $100,000 greater than the product of “3” times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) (such product, the “Golden Parachute Threshold”), then Executive shall not be entitled to any Gross-Up Payment and, instead, the Payment shall be reduced to an amount equal to $1.00 less than the Golden Parachute Threshold.

     (b) Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent accountants or such other nationally recognized public accounting firm approved by the Company and Executive (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the

Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

     Section 3.04. Definitions.

     (a) “Cause” means the occurrence of any one or more of the following:

     (i) any material act of misconduct or dishonesty by Executive in the performance of his duties hereunder;

     (ii) any willful and material failure by Executive to perform his duties under the Agreement;

     (iii) any material breach of this Agreement or the Confidentiality Agreement;

     (iv) Executive’s conviction of (or pleading guilty or nolo contendere to) a misdemeanor involving theft, embezzlement, dishonesty or moral turpitude or a felony;

provided that in the case of clauses (i) through (iii), Executive shall have a period of 30 days from written notice by the Company to cure such action or omission unless not reasonably susceptible of cure.

     (b) “Change in Control” shall mean the first of the following to occur:

     (i) a merger, consolidation or reorganization approved by the Corporation’s stockholders, unless securities representing more than 50% of the total combined voting power of the outstanding voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction;

     (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in consort other than a sale, transfer or disposition to an entity, at least 50% of the combined voting power of the voting securities of which is owned by the Company or by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such transaction;

     (iii) any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly the beneficial owner (within the meaning of Rule l3d-3 of the Exchange Act) of securities possessing (or convertible into or exercisable for securities possessing) more than 35% of the total combined voting power of the Company’s securities outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Corporation’s stockholders; or

     (iv) a change in the composition of the Board over a period of 36 consecutive months or less such that a majority of the Board ceases to be comprised of Incumbent Directors; provided that “Incumbent Directors” shall mean individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Incumbent Directors at the time of such election or nomination.

     (c) “Good Reason” shall mean any of the following:

     (i) any reduction in the Executive’s Base Salary or annual Target Bonus, except as provided in the proviso to Section 2.01;

     (ii) any material reduction in Executive’s other benefits, except as provided in the proviso to Section 2.01;

     (iii) any material reduction in Executive’s duties, responsibilities, or authority; or

     (iv) a requirement that Executive relocate to a location more than 35 miles from his then current office location.

     Section 3.05. Offsets. The benefits pursuant to this Article 3 shall be in lieu of any severance benefits under any plans, programs, policies or practices of the Company and shall be reduced by any amounts due, or notice period required, under the WARN Act or other applicable law.

ARTICLE 4
Covenants and Representations

     Section 4.01. Confidentiality and Non-Disclosure Agreement. Contemporaneously herewith, Executive has executed the Company’s standard form of proprietary information agreement in the form attached hereto as Exhibit B (the “Confidentiality Agreement”). Executive shall comply with the obligations under the Confidentiality Agreement during and after the Employment Term.

     Section 4.02. Non-Solicitation. Without limiting the foregoing, Executive agrees, during and for a period of 12 months after the end of any termination of his employment with the Company, not to directly or indirectly solicit, induce, recruit, or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for Executive or for any other person or entity.

     Section 4.03. Material Inducement; Specific Performance. If any provision of this Agreement or the Confidentiality Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth herein or therein, the Company and Executive agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law and that such court shall reform such provision to make it enforceable in accordance with the intent of the parties.

     Section 4.04. Executive Representation. Executive expressly represents and warrants to the Company that Executive is not a party to any contract or agreement and is not otherwise obligated in any way, and is not subject to any rules or regulations, whether governmentally imposed or otherwise, which will or may restrict in any way Executive’s ability to fully perform Executive’s duties and responsibilities under this Agreement.

ARTICLE 5
Successors And Assignments

     Section 5.01. Assignments. Except for an assignment in the event of a change in control or an assignment to an affiliate of the Company, this Agreement shall not be assignable by the Company without the written consent of Executive. This Agreement shall not be assignable by Executive.

     Section 5.02. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

ARTICLE 6
Miscellaneous

     Section 6.01. Notices. Any notice required to be delivered hereunder shall be in writing and shall be addressed:

     (i) if to the Company, to:

160 West Santa Clara Street
Suite 1500
San Jose, CA 95113
Attention: Chairman of the Compensation Committee (c/o Corporate Secretary)

(ii)	if to Executive, to Executive’s last known address as reflected on the books and records of the Company;

or, in each case, to such other address as such party may hereafter specify for the purpose by written notice to the other party hereto. Any such notice shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice shall be deemed not to have been received until the next succeeding business day in the place of receipt.

     Section 6.02. Attorneys’ Fees. The Company shall reimburse Executive for actual attorney fees incurred in negotiating and finalizing this Agreement, in an amount not expected to exceed $10,000. The Company shall pay such amount directly to Executive’s attorneys promptly upon receipt of an invoice for such attorney fees.

     Section 6.03. Dispute Resolution. (a) Any dispute or controversy arising out of or relating to any this Agreement shall be settled by arbitration to be held in Santa Clara County, California, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company shall pay the AAA costs and expenses of such arbitration in excess of administrative fees that Executive would be required to pay if the dispute were decided in a court of law. The prevailing party shall be entitled to reimbursement of all reasonable attorneys’ fees incurred in connection with such arbitration.

     Section 6.04. Entire Agreement. This Agreement (together with the Confidentiality Agreement) represents the entire agreement between Executive and the Company and its affiliates with respect to the matters referred to herein, and supersedes all prior discussions, negotiations, and agreements concerning such matters.

     Section 6.05. Tax Withholding. Notwithstanding anything in this Agreement to the contrary, the Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as are legally required to be withheld.

     Section 6.06. Waiver Of Rights. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

     Section 6.07. Amendment. This Agreement may not be modified, altered or changed except upon the express written consent of both parties.

     Section 6.08. Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

     Section 6.09. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to principles of conflict of laws.

     Section 6.10. Counterparts. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

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     IN WITNESS WHEREOF, the parties have executed this Agreement, to be effective as of the day and year first written above.

CALLIDUS SOFTWARE INC.

By	/s/ Brian E. Cabrera

	Name:	Brian E. Cabrera
	Title:	VP, Corporate Development &
General Counsel

EXECUTIVE:

/s/ Robert H. Youngjohns

Robert H. Youngjohns

Exhibit A

RELEASE AND WAIVER OF CLAIMS

     In consideration of the severance payments and other benefits to which I have become entitled, pursuant to that certain Employment Agreement between Callidus Software Inc., a Delaware corporation (the “Company”), and myself dated April 26, 2005 (the “Employment Agreement”), in connection with the termination of my employment on this date, I, Robert Youngjohns, hereby furnish the Company with the following release and waiver (“Release and Waiver”).

     I hereby release and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns and affiliates from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising from or relating to my employment with the Company and the termination of that employment, including (without limitation) claims of wrongful discharge, emotional distress, defamation, fraud, breach of contract, breach of the covenant of good faith and fair dealing, discrimination claims based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, the Federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Americans with Disability Act, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock grants, stock options, vacation pay, fringe benefits, severance pay or any other form of compensation (other than (i) the payments, rights, benefits and indemnification to which I am entitled under the express provisions of the Employment Agreement and the Company’s Indemnification Agreement, (ii) my vested rights, if any, under the Company’s 401(k) plan and (iii) any worker’s compensation benefits under any Company workers’ compensation insurance policy or fund).

     In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction:

     “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

     This Release and Waiver does not pertain to any claims which may subsequently arise in connection with the Company’s default in any of its payment or indemnification obligations under the Employment Agreement or the Company’s Indemnification Agreement.

     I acknowledge that, among other rights subject to this Release and Waiver, I am hereby waiving and releasing any rights I may have under ADEA, that this release and waiver is knowing and voluntary, and that the consideration given for this release and waiver is in addition to anything of value to which I was already entitled as an executive of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that:

     (a) the release and waiver granted herein does not relate to claims which may arise after this release and waiver is executed;

     (b) I have the right to consult with an attorney prior to executing this release and waiver (although I may choose voluntarily not to do so);

     (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this release and waiver (although I may choose voluntarily to execute this release and waiver earlier);

     (d) I have seven (7) days following the execution of this release and waiver to revoke my consent to this release and waiver; and

     (e) this release and waiver shall not be effective until the seven (7)-day revocation period has expired.

Signed:

Date:

Exhibit B

Form of Proprietary Agreement